Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292680

AMENDMENT NO. 1

To Prospectus Supplement dated March 24, 2026

(To Prospectus dated January 12, 2026)

Cingulate Inc.

Up to $100,000,000

Common Stock

This amendment no. 1, or this first amendment, amends and supplements the prospectus supplement dated March 24, 2026, or the prospectus supplement, relating to the offer and sale of our common stock, par value $0.0001 per share, or common stock, having an aggregate offering price of up to $100,000,000, from time to time through or to our sales agent, A.G.P./Alliance Global Partners, or A.G.P.

This first amendment should be read in conjunction with the prospectus supplement and the accompanying prospectus, dated January 12, 2026, or the prospectus, each of which is to be delivered with this first amendment, and this first amendment is qualified by reference thereto, except to the extent that this first amendment contains information that is different from or in addition to the information in the prospectus supplement.

On March 24, 2026, we entered into an At The Market Sales Agreement, or the sales agreement, with A.G.P. relating to shares of our common stock offered pursuant to the prospectus supplement. Pursuant to the terms of an amendment to the sales agreement, as of the date of this first amendment, Maxim Group LLC, or Maxim, is being added as an additional sales agent.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-4 of the prospectus supplement and the documents incorporated by reference into the prospectus supplement and the prospectus for a discussion of the risks that you should consider in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this amendment or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sales Agents

A.G.P.	Maxim Group LLC

The date of this amendment no. 1 to the prospectus supplement is November 13, 2026.